UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2005

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Tom Georgens was named as Network Appliance, Inc.’s (the "Company") Executive Vice President and General Manager of Enterprise Storage Systems effective October 17, 2005.

Mr. Georgens served as President of LSI Logic Storage Systems, Inc., a wholly owned subsidiary of LSI Logic Corporation since August 1998. Mr. Georgens served as President and Chief Executive Officer of Engenio Information Technologies, Inc. ("Engenio"), (formerly LSI Logic Storage Systems, Inc.) since February 2004 and as one of Engenio’s directors since April 2004. From November 2000 to February 2004, Mr. Georgens served as LSI Logic Corporation’s Executive Vice President, Storage Systems. From August 1998, upon the acquisition of Symbios, Inc. by LSI Logic Corporation, to November 2000, Mr. Georgens served as LSI Logic Corporation’s Senior Vice President and General Manager, Storage Systems. Mr. Georgens joined Symbios in 1996, where he served as Vice President and General Manager of Storage Systems. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a bachelor of science and a master of engineering degree in computer and systems engineering, and also holds an MBA from Babson College.

Mr. Georgens’ Offer Letter provided that Mr. Georgens’ employment with the Company shall be on an "at-will" basis. Mr. Georgens’ annual salary will be $375,000. In addition, Mr. Georgens shall receive (i) an option to purchase 400,000 shares of the Company’s Common Stock, 25% of which shall vest upon the first anniversary of his hire date, with the remainder vesting monthly over the following three years; and (ii) 20,000 shares of restricted Common Stock, which shall vest annually over four years at a rate of 25% per year upon the anniversary of the date of grant. The Company also offered Mr. Georgens a $500,000 sign-on bonus to be paid monthly in five equal installments, and, in the event his employment with the Company is mutually terminated, a $250,000 relocation stipend, which shall be in effect for the first two years of his employment with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

October 20, 2005	By:	/s/ Andrew Kryder

Name: Andrew Kryder
Title: Secretary, General Counsel, and Vice President, Legal and Tax